SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule
     14a-12

                        BALDOR ELECTRIC COMPANY
         -------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)


         -------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement,
                        if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                      BALDOR  ELECTRIC  COMPANY

                              NOTICE OF
                    ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD May 2, 1998

To the Shareholders:

The Annual Meeting of Shareholders of Baldor Electric Company, a Missouri corporation, will be held at the Holiday Inn, 700
Rogers Avenue, Fort Smith, Arkansas, on Saturday, May 2, 1998, at 10:30 a.m., local time, for the following purposes:

     1.     To elect directors;

     2. To consider and act upon a proposal to amend the Restated Articles of Incorporation, as amended, of Baldor Electric Company to increase the authorized shares of the Company's Common Stock, par value $0.10 per share, from 50,000,000 to 150,000,000 shares;

     3. To consider and act upon a proposal to amend the Baldor Electric Company 1994 Incentive Stock Plan to increase the number of shares of the Company's Common Stock authorized for issuance pursuant to awards to be made thereunder from 2,000,000 to 4,000,000; and

     4. To transact such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed the close of business on March
18, 1998, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual
Meeting and all adjournments thereof.

                                 By Order of the Board of Directors

                                 Lloyd G. Davis
                                 Secretary

March 27, 1998


Even if you expect to attend the meeting in person, please mark, date, and sign the enclosed proxy and return it in the enclosed return envelope. The return envelope does not require postage if mailed in the United States. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

                         BALDOR  ELECTRIC  COMPANY

                              PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS


The enclosed proxy is solicited on behalf of the Board of Directors of Baldor Electric Company (the "Company") for use at the Annual Meeting of its shareholders to be held at the Holiday Inn, 700 Rogers Avenue, Fort Smith, Arkansas, on Saturday, May 2, 1998, at 10:30 a.m, local time. If the form of proxy is executed and returned to the Company, it nevertheless may be revoked at any time before it is exercised either by written notice to the Secretary of the Company or by attending the meeting and voting in person. If no contrary instructions are indicated on the form of proxy, the proxy will be voted for the election of the three nominees named herein as directors and for Proposals 2 and 3. If matters other than those mentioned herein properly come before the meeting, the proxy will be voted by the persons named therein in a manner which they consider to be in the best interests of the Company.

The Company's principal executive offices are located at 5711
R. S. Boreham, Jr. Street, Fort Smith, Arkansas 72908. This
Proxy Statement and the accompanying form of proxy are first being sent to shareholders on or about March 27, 1998.

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile, by regular employees of the Company, without additional compensation. Brokerage firms, banks, nominees and others will be requested to forward proxy materials to the beneficial owners of the Company's Common Stock held of record by them. No solicitation is to be made by specially engaged employees or other paid solicitors.

                            VOTING

Only the holders of record of the Company's Common Stock, par value $0.10 per share (the "Common Stock") at the close of business on March 18, 1998, will be entitled to notice of and to vote at the Annual Meeting. There were 37,121,707 shares of Common Stock of the Company outstanding as of the close of business on March 18, 1998. Each share of Common Stock entitles the holder to one vote on each item of business to be presented for shareholder vote at the Annual Meeting, except for the election of directors, in which case cumulative voting is authorized as described herein under "Election of Directors".

A majority of the outstanding shares entitled to vote at this meeting represented in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors, proxies which are marked "abstain" with respect to Proposals 2 and 3, and proxies which are marked to deny discretionary authority on other matters, will be counted for the purpose of determining the number of shares represented by proxy at the meeting and the presence or absence of a quorum.

Because the Bylaws of the Company provide for cumulative voting, those nominees for Director who receive a plurality of the votes cast are elected as Directors of the Company. Accordingly, marking the proxy to withhold a vote for one or more nominees does not have the effect of a vote against that director, but will have an effect on the number of votes cast in the election and could affect the outcome.

The affirmative vote of a majority of the issued and outstanding shares of Common Stock will be required to approve Proposal 2. The affirmative vote of a majority of the issued and outstanding Common Stock present in person or by proxy at the Annual Meeting (assuming a quorum is present) will be required to approve Proposal 3. Shares represented by proxies that are marked to deny discretionary authority on other matters will be treated as shares present and entitled to vote on those matters, which will have the same effect as a vote against approval of such proposals. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter, the related shares will not be considered as present and entitled to vote with respect to that matter. Such so-called "broker non-votes" will have the effect of a vote against Proposal 2 but will not have any effect on Proposal 3.

The Company maintains the Baldor Electric Company Employees' Profit Sharing and Savings Plan (the "Profit Sharing and Savings Plan"). One of the investment alternatives for employee-participants is the Baldor Stock Fund. Employee-participants have the right under the Profit Sharing and Savings Plan to direct the trustee thereof how to vote the shares of Common Stock that are allocated to their accounts. The Profit Sharing and Savings Plan requires the trustee to vote the shares of Common Stock not yet allocated to the accounts of employee-participants in proportion to the votes cast by employee-participants.


                          PROPOSAL 1:
                     ELECTION OF DIRECTORS

The Restated Articles of Incorporation and Bylaws of the Company provide for a classified Board of Directors, with the Board divided into three classes whose terms expire at different times. Three members are to be elected to the Board of Directors in 1998, each to serve for a term of three years.


In the election of directors, each shareholder is entitled to vote cumulatively. To vote cumulatively in the election of directors, each shareholder may multiply the number of shares of Common Stock held by him by the number of directors to be elected and cast the whole number of votes for one candidate or distribute them among two or more candidates. There is no condition precedent to the exercise of these cumulative voting rights.

The persons named in the enclosed form of proxy intend to vote such proxy for the election of the three nominees named below as directors of the Company, unless the shareholder indicates on the form of proxy that the vote should be withheld or contrary directions are indicated. If the form of proxy is signed and returned without any direction given, shares of the Company's Common Stock will be voted for the election of the Board's slate of nominees and in their discretion, the persons named in the proxy are authorized to cumulate and vote the shares of the shareholders giving the proxy for any nominee except those nominees with respect to whom authority has been withheld.

The Board of Directors has no reason to doubt the availability of the nominees and each has indicated a willingness to serve if elected. If any nominee shall decline or be unable to serve, it is intended that, in the discretion of the Board of Directors, either the size of the Board will be reduced or the proxies will vote for a substitute nominee designated by the Board of Directors.


       Information Regarding the Nominees for Directors to be Elected in 1998 for Terms Ending in 2001

Fred C. Ballman ... Former Chairman and Chief Executive Officer of the Company (retired); Age 85; Present term expires in May
1998; Director of the Company from 1944 to 1982 and since 1992.

R. S. Boreham, Jr. ... Chairman of the Board of the Company
since 1981; Chief Executive Officer of the Company from 1978 through 1992; Director of U.S.A. Truck, Inc.; Age 73; Present term expires in May 1998; Director of the Company since 1961.
(1)

R. L. Qualls ... Vice Chairman of the Board of the Company since November 1996; Chief Executive Officer of the Company from 1993 thru 1997; President of the Company from 1990 to November 1996; Director of Bank of the Ozarks, Inc. since July 1997; Age 64; Present term expires in May 1998; Director of the Company since 1987. (2)


               Information Regarding the Directors
                Who Are Not Nominees for Election
              and Whose Terms Continue Beyond 1998

Jefferson W. Asher, Jr. ... Independent Management Consultant
providing assistance to corporations, attorneys, banking institutions, and other creditors; Director of California Beach
Restaurants, Inc.; Age 73; Present term expires in May 1999;
Director of the Company since 1973.  (3)(4)

O. A. Baumann ... The Company's manufacturer's sales representative in St. Louis, Missouri, from 1947 to 1987
(retired); Age 76; Present term expires in May 2000; Director of the Company since 1961.

John A. McFarland ... President of the Company since November 1996; Executive Vice President - Sales and Marketing of the Company from August 1996 to November 1996; Vice President - Sales of the Company from May 1991 to August 1996; Age 47; Present term expires in May 2000; Director of the Company since August 1996. (2)

Robert J. Messey ... Senior Vice President, Chief Financial Officer, and Director of Sverdrup Corporation, engineering and architectural firm, since 1993; Partner of Ernst & Young LLP, international accounting firm, prior to 1993; Age 52; Present term expires in May 1999; Director of the Company since 1993.
(5)(6)(7)

Robert L. Proost ... Corporate Vice President, Treasurer, and
Director of Administration, A.G. Edwards & Sons, Inc., securities brokerage and investment banking, which has historically provided investment banking services to the Company; Director of A. G. Edwards & Sons, Inc.; Age 60;
Present term expires in May 2000; Director of the Company since
1988.  (6)(7)

Willis J. Wheat ... President Emeritus of Oklahoma City
University; Professor of Management and Marketing, Oklahoma
City University, 1987 through 1995; Age 72; Present term expires in May 1999; Director of the Company since 1991.
(4)(8)

_______________

(1)       Chairman of the Executive Committee
(2)       Member of the Executive Committee
(3)       Chairman of the Audit Committee
(4)       Member of the Nominating Committee
(5)       Chairman of the Nominating Committee
(6)       Member of the Audit Committee
(7)       Member of the Stock Option Committee
(8)       Chairman of the Stock Option Committee




            Information About the Board of Directors
                  and Committees of the Board


Board of Directors ... In addition to its normal responsibilities, the Board of Directors, as a whole, approves executive compensation and administers the 1981 Incentive Stock Plan (the "1981 Plan"), which has expired except for options outstanding. During the fiscal year ended January 3, 1998 ("fiscal year 1997"), four meetings of the Board of Directors were held.


Executive Committee ... Between meetings of the Board, the Executive Committee is empowered to act in lieu of the Board of Directors except on those matters for which the Board of Directors has specifically reserved authority to itself or as set forth in the Company's Bylaws. The Executive Committee serves as the Company's compensation committee, by making recommendations to the Board of Directors, and also administers the 1989 Stock Option Plan for Non-Employee Directors (the "1989 Plan"), which has expired except for options outstanding, and the 1996 Stock Option Plan for Non-Employee Directors (the "1996 Plan"). Because the Executive Committee is comprised of those directors who are also executive officers and employees of the Company, members of the Executive Committee are not eligible to participate in these two plans. The Executive Committee held ten meetings during fiscal year 1997.


Audit Committee ... The Audit Committee performs the following functions: assists in the selection of independent auditors, directs and supervises investigations into matters relating to audit functions, reviews with independent auditors the plans and results of the audit engagement, reviews the degree of independence of the auditors, considers the range of audit and non-audit fees, and reviews the adequacy of the Company's system of internal accounting controls. The Audit Committee is comprised of non-employee directors. This Committee held three meetings during fiscal year 1997.


Stock Option Committee ... The Stock Option Committee administers the Company's 1987 Incentive Stock Plan (the "1987 Plan"), which is expired except for outstanding options, and the 1994 Plan, both of which are employee stock plans. The Stock Option Committee also administers the 1990 Stock Plan for District Managers (the "1990 Plan"). Awards can be made from the 1994 Plan and the 1990 Plan and the Stock Option Committee has the exclusive authority to determine which of the eligible participants are to receive awards and to determine the amount and the terms and conditions of the awards made to each participant. The Stock Option Committee is comprised of non-employee directors. This Committee held four meetings during fiscal year 1997.


Nominating Committee ... The Nominating Committee is responsible for proposing a slate of directors for election by the shareholders at each annual meeting and proposing candidates to fill any vacancies on the Board. Pursuant to the Bylaws, any shareholder of the Company eligible to vote in an election of directors may nominate a person or persons for election to the Board of Directors by written notice mailed to the Company not less than 45 nor more than 90 days prior to the regularly scheduled date set forth in the Bylaws for the annual meeting of shareholders. The notification to the Company shall state the name and residence address of the nominating shareholder and, to the extent known to the nominating shareholder: the name and principal address of the proposed nominee, the total number of shares to be voted for the proposed nominee, the number of shares held by the nominating shareholder, and the name and residence address of each notifying or nominating shareholder. The committee will consider candidates for Board membership proposed by shareholders who have complied with the aforementioned procedures. The Nominating Committee is comprised of non-employee directors, none of whom are currently nominees for directors to be elected in 1998. This Committee held one meeting during fiscal year 1997.


Director Compensation ... During fiscal year 1997, each member of the Board of Directors who was not a Company employee received $3,700 per quarter for services as a director. Each director who is a member of the Audit Committee received an additional $1,800 per quarter for service on that Committee, except for the Chairman of the Committee who received $2,900 per quarter. Each director who is a member of the Stock Option Committee received an additional $700 per quarter during fiscal year 1997. Under the terms of the 1996 Plan, all non-employee directors received an option grant on January 31, 1997, to purchase shares of Common Stock of the Company consisting of an option to purchase 3,240 shares having an exercise price of $19.22 (the fair market value per share on that date) and an additional option to purchase 2,160 shares having an exercise price of $9.61 (50% of the fair market value per share on that date). Annual option grants become exercisable in five equal installments beginning on the grant's first anniversary. All options expire ten years after the grant date.

                    SECURITY OWNERSHIP OF
          CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 18, 1998, regarding all persons known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock. The table also includes security ownership for each director of the Company, each of the executive officers named in the Summary Compensation Table (the "Named executive Officers"), and all executive officers and directors (including nominees for directors) as a group.

                                   Number of      Percent of
        Name                        Shares         Class (1)
---------------------------------  ----------     ----------

The Baldor Electric Company
Profit Sharing and Savings Plan   ,3,841,345 (2)      10.0 %
   P. O. Box 2400
   Fort Smith, Arkansas 72902

Fred C. Ballman                    3,034,544 (3)       8.2 %
   P. O. Box 6638
   Fort Smith, Arkansas 72906

R. S. Boreham, Jr.                 1,628,937 (4)       4.4 %

O. A. Baumann                        620,216 (5)       1.7 %

R. L. Qualls                         314,461 (6)        *

Lloyd G. Davis                       267,580 (7)        *

John A. McFarland                    227,792 (8)        *

James R. Kimzey                      224,967 (9)        *

Jefferson W. Asher, Jr.               71,639 (10)       *

Robert L. Proost                      54,240 (11)       *

Robert J. Messey                      36,227 (12)       *

Willis J. Wheat                       20,453 (13)       *

All executive officers and
directors as a group
(18 persons)                       6,972,270 (14)     18.2 %

_______________

 *        Less than 1%.

(1) Percentage is calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. The numerator consists of the number of shares of Baldor Common Stock owned by each individual (including shares issuable upon exercise of employee stock options which are currently exercisable or exercisable within 60 days of March 18, 1998). The denominator consists of all issued and outstanding shares of Baldor Common Stock plus those shares which are issuable upon the exercise of employee stock options referenced above.

(2) Based on correspondence dated March 24, 1998, received from the trustee of the Company's Profit Sharing and Savings Plan, participants in such Plan have sole voting power and shared investment power over 3,832,894 shares and shared voting and shared investment power over 8,451 shares.

(3)       Shared voting and shared investment power.

(4) Shared voting and shared investment power over 121,948 shares; sole voting and sole investment power over 1,356,210 shares; sole voting and shared investment power over 656 shares in the Profit Sharing and Savings Plan; includes exercisable options to purchase 150,123 shares.

(5)       Shared voting and shared investment power over 587,816
          shares; includes exercisable options to purchase 32,400 shares.

(6) Sole voting and sole investment power over 199,066 shares; sole voting and shared investment power over 1,770 shares in the Profit Sharing and Savings Plan; includes exercisable options to purchase 113,625 shares.

(7) Sole voting and sole investment power over 69,000 shares; shared voting and shared investment power over 6,752 shares; sole voting and shared investment power over 17,438 shares and shared voting and shared investment power over 2,092 shares in the Profit Sharing and Savings Plan; includes exercisable options to purchase 130,499 shares directly and 41,799 indirectly.

(8) Sole voting and sole investment power over 20,728 shares; shared voting and shared investment power over 34,007 shares; sole voting and shared investment power over 21,737 shares in the Profit Sharing and Savings Plan; includes exercisable options to purchase 151,320 shares.

(9) Shared voting and shared investment power over 56,444 shares; sole voting and sole investment power over 9,272 shares; sole voting and shared investment power over 7,932 shares in the Profit Sharing and Savings Plan; includes exercisable options to purchase 151,319 shares.

(10)      Sole voting and sole investment power over 47,879
          shares; includes exercisable options to purchase 23,760 shares.


(11)      Sole voting and sole investment power over 24,000
          shares; includes exercisable options to purchase 30,240 shares.

(12) Sole voting and sole investment power over 2,400 shares; shared voting and shared investment power over 1,427 shares; includes exercisable options to purchase
          32,400 shares.

(13)      Shared voting and shared investment power over 15,053
          shares; includes exercisable options to purchase 5,400 shares.

(14) Sole voting and sole investment power over 1,781,611 shares; shared voting and shared investment power over 3,915,003 shares; sole voting and shared investment power over 91,134 shares in the Profit Sharing and Savings Plan; includes exercisable options to purchase 1,184,522 shares.

                      EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to each of the Company's Named Executive Officers, including the CEO.

                            Summary Compensation Table
                                                                    Long-Term Compensation
                                                                 -----------------------------
                                        Annual Compensation               Awards       Payouts
                                    ---------------------------- --------------------- -------
                                                       Other     Restricted Securities             All
                                                       Annual       Stock   Underlying  LTIP      Other
Name and Principal Position   Year  Salary   Bonus  Compensation    Awards    Options  Payouts Compensation (1)
---------------------------   ----  ------   -----  ------------ ---------- ---------- ------- ------------
                                      ($)     ($)        ($)         ($)        (#)      ($)        ($)
R. L. Qualls                  1997  315,000  310,432      0           0       26,000      0       42,642
Vice Chairman of the          1996  300,000  307,669      0           0       37,332      0       62,046
Board of Directors            1995  270,000  286,187      0           0       28,000      0       61,554
and Chief Executive
Officer

R. S. Boreham, Jr.            1997  325,000  320,287      0           0       26,000      0      102,512
Chairman of the               1996  275,000  282,030      0           0       37,332      0       98,749
Board of Directors            1995  220,000  256,582      0           0       22,400      0       98,657

John A. McFarland             1997  160,000  147,825      0           0       26,000      0       20,977
President                     1996  132,000  110,761      0           0       22,000      0       20,431
                              1995  120,000   78,948      0           0       14,000      0       19,567

Lloyd G. Davis                1997  149,000  118,260      0           0       17,333      0       23,241
Chief Financial               1996  132,000  110,761      0           0       22,000      0       22,729
Officer, Executive            1995  120,000   78,948      0           0       14,000      0       21,817
Vice President-Finance,
Secretary, and Treasurer

James R. Kimzey               1997  149,000  118,260      0           0       17,333      0       23,930
Executive Vice                1996  128,000   84,096      0           0       22,000      0       23,218
President - Research          1995  120,000   47,369      0           0       10,000      0       23,076
and Engineering

_______________

(1) The amounts disclosed in this column include contributions by the Company Profit Sharing and Savings Plan, a defined contribution plan, which is two plans in one: a profit sharing plan and a savings plan. The Company makes all contributions to the profit sharing plan which are equal to 12% of pre-tax earnings for participating companies. The contributions are allocated among eligible employees in proportion to their total compensation. The Company makes matching contributions to the savings plan at a rate equal to 25% of the first 6% of the participating employee's compensation earned and contributed. However, the above Named Executive Officers did not receive these full allocation amounts and were limited to a lesser portion of the Company's contributions to the profit sharing plan and savings plan. The Company also maintains a split-dollar life insurance plan for all executive officers. The Company makes the premium payments on the split-dollar life insurance policies which vary according to age and insurance coverage for each officer. Each executive officer reimburses the Company for a portion of the premium that represents the full value attributable to term life coverage. The amounts included as compensation for each named officer represents the full dollar value of the premium paid by the Company during the covered fiscal year less the reimbursement received from each individual. The fiscal year 1997 amounts in this column represent Company contributions consisting of the following:

                      Contributions  Contributions   Split-Dollar
                      to the Profit      to the     Life Insurance
   Name                Sharing Plan   Savings Plan     Premiums
                           ($)            ($)            ($)
                      -------------  -------------  --------------

R. L. Qualls              15,556          2,112         24,974
R. S. Boreham, Jr.        15,556          2,036         84,920
John A. McFarland         15,556          1,700          3,721
Lloyd G. Davis            15,556          1,731          5,954
James R. Kimzey           15,556          1,204          7,170

                    Option Grants in Last Fiscal Year

                                  Individual Grants
                  --------------------------------------------------
                   Number of  % of Total            Market
                  Securities Options/SARs           Price
                  Underlying  Granted to  Exercise    on            Grant Date
                    Options  Employees in  or Base  Grant  Expiration  Present
       Name         Granted   Fiscal Year   Price    Date     Date     Value
------------------  -------   -----------   -----    ----     ----     -----
                      (#)                   ($/sh)  ($/sh)              (1)

R. L. Qualls         20,000 (2)   4.5%      19.22   19.22  02/03/2007  111,200
                      6,000 (3)   1.3%       9.61   19.22  02/03/2007   65,640

R. S. Boreham, Jr.   20,000 (2)   4.5%      19.22   19.22  02/03/2007  111,200
                      6,000 (3)   1.3%       9.61   19.22  02/03/2007   65,640

John A. McFarland    20,000 (2)   4.5%      19.22   19.22  02/03/2007  111,200
                      6,000 (3)   1.3%       9.61   19.22  02/03/2007   65,640

Lloyd G. Davis       13,333 (2)   3.0%      19.22   19.22  02/03/2007   90,106
                      4,000 (3)   0.9%       9.61   19.22  02/03/2007   44,634

James R. Kimzey      13,333 (2)   3.0%      19.22   19.22  02/03/2007   90,106
                      4,000 (3)   0.9%       9.61   19.22  02/03/2007   44,634

_______________

(1) The Company used the Black-Scholes option pricing model to determine grant date present value. Calculations are based on a ten-year option term and estimated assumptions of: a seven-year estimated life; interest rate of 6.5%; annual dividend yield of 1.7%; and volatility of 16%. Because the present values are based on estimates and assumptions, the amounts reflected in this table may not be achieved.

(2) Incentive stock options to purchase shares of Common Stock of the Company were granted at the market value of the Common Stock on the date of grant and are 100% exercisable six months and one day following the grant date.

(3) Non-qualified options to purchase shares of restricted Common Stock of the Company were granted at 50% of the market value of the Common Stock on the date of grant with full vesting occurring on the fifth anniversary date. Vesting may be accelerated by early exercise or when certain events relating to change of the Company's ownership occurs. The restricted shares purchased on exercise of such options may be voted but cannot be sold or transferred until they are vested. The options are 100% exercisable six months and one day following the grant date.

               Aggregated Option Exercises in Last Fiscal Year
                         and FY-End Option Values

                                          Number of
                                    Securities Underlying      Value of
                   Shares                Unexercised          Unexercised
                Acquired on   Value      Options/SARs     In-the-Money Options
Name              Exercise   Realized (1)  at FY-End (#)      at FY-End ($)(2)
----              --------   --------      ---------          ---------
                    (#)        ($)         (A)   (B)          (A)    (B)

R. L. Qualls             0          0    113,625  0        1,349,783  0

R. S. Boreham, Jr.  78,060  1,516,680    150,123  0        1,529,930  0

John A. McFarland   11,000    189,985    161,353  0        1,964,267  0

Lloyd G. Davis      12,834    226,889    130,499  0        1,506,524  0

James R. Kimzey      9,506    176,052    151,319  0        2,064,729  0

_______________

(A)       Exercisable
(B)       Unexercisable

(1) Represents the difference between the option exercise price and the market price of the Common Stock on the date of exercise multiplied by the number of shares acquired upon exercise.

(2) Represents the difference between the $21.94 closing price of the Common Stock as reported by the New York Stock Exchange on January 2, 1998, the last trading day of fiscal year 1997, and the exercise price of the options multiplied by the number of shares of Common stock underlying the option. The numbers shown reflect the value of options accumulated over an eight-year period.



                   Change-of-Control Arrangements

Pursuant to agreements under the 1987 Plan and the 1994 Plan, outstanding restricted Common Stock of the Company acquired by an early exercise of a non-qualified stock option will fully vest and be free of restrictions without the requirement of any further act by the Company or shareholder in the event of a "Change-of-Control" of the Company as defined in those agreements.


   Compensation Committee Interlocks and Insider Participation

Although the Company has no standing compensation committee of the Board of Directors, the Executive Committee performs functions similar to those customarily performed by such committees by making recommendations to the Board; however, the Board of Directors, as a whole, approves the salary and bonus remuneration arrangements for directors and executive officers. The Board of Directors administers the 1981 Plan, which has expired except for options outstanding, and the Stock Option Committee administers the 1987 Plan and the 1994 Plan, both relating to employees. The Executive Committee administers the 1989 Plan and the 1996 Plan, both relating to non-employee directors. The members of the Executive Committee are the following directors who are also executive officers: R. S. Boreham, Jr., John A. McFarland, and R. L. Qualls. The members of the Stock Option Committee are the following non-employee directors: Robert J. Messey, Robert L. Proost, and Willis J. Wheat.

     Report of the Executive and Stock Option Committees


The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

The Company's Officer's Compensation Plan (the "Plan") is objective, formula driven, and has been consistently applied since 1973. The Plan is designed to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value. The primary goals of the Plan are to ensure that total compensation is fair internally, is competitive externally, and offers performance motivation. For purposes of this section, total compensation is defined as salary plus bonus. The Plan combines annual base compensation with a bonus based upon the Company's performance. The Company believes that the goals of the Plan are met by providing competitive compensation which will motivate and retain key employees.

Total compensation for all executive officers is established within the range of salaries and bonuses for persons holding similar positions at other comparably-sized manufacturing companies utilizing independent salary survey data. The survey data is a composite of all manufacturing companies that are comparably-sized based upon sales volume. The independent survey does not provide a detailed list of all participating companies; however, many of the participating companies are listed, some of which are included in the performance graph.
In general, the total compensation for all executive officers is expected to be slightly below the median for similar positions compared to the independent survey data. This is accomplished by establishing the annual base portion of compensation at the low end of the survey with the potential incentive portion being slightly above the median. This results in a greater emphasis being placed upon the Company's performance.

The total compensation individual officers may earn is subjective based upon the individual's position, experience, and ability to impact the Company's performance. In establishing each officer's annual base and potential bonus portion of compensation, additional consideration includes the individual's past performance, initiative and achievement, and future potential, as well as the Company's performance.

The potential bonus pool is based upon the sales and earnings performance of the Company and the relative weights are 75% sales and 25% earnings. Compensation attributable to the sales component increases or decreases in relation to sales. Compensation attributable to the earnings component increases if earnings exceed a percentage of shareholders' equity as determined by the Board of Directors and decreases if earnings are less than such amount. Each individual executive officer's participation in the potential bonus pool is determined as described above and is assigned such that if the Company achieves its sales and earnings objectives, the salary and bonus combined will be competitive with the industry and will remain consistent with the Company's philosophy and the Plan. The outcome of the Company's sales and earnings for fiscal year 1997 resulted in actual bonuses equaling 44% to 50% of total compensation for the Named Executive Officers.

The factors considered in determining the compensation package for the Chief Executive Officer for fiscal year 1997 were the same as those described above for executive officers. The total compensation for the Chief Executive Officer is slightly below the median of comparably-sized manufacturing companies. This median was obtained from independent salary survey data which was utilized in the same manner for all executive officers. The CEO's total compensation was competitive and reflective of the Company's performance with 50% of the compensation at risk in the form of a performance bonus. In 1997, 12% of the combined increase in the CEO's total compensation over 1996 total compensation was the result of improved sales and earnings.

The Company also maintains stock option plans to provide additional incentives to executive officers and other employees to work to maximize shareholder value. The Stock Option Committee has granted incentive options to purchase shares of Common Stock of the Company (at the fair market value of the Common Stock on the date of grant) and non-qualified options to purchase shares of restricted stock (at 50% of the fair market value of the Common Stock on the date of grant) to executive officers and other employees. Grants were made in fiscal year 1997 to named executives and other employees to continue to encourage long-term growth and profitability. The number of options granted to each executive officer is subjective based upon individual performance, future potential, and abilities to impact the Company's performance.

The CEO received incentive stock options to purchase 26,000 shares of Common Stock, which represented 5.8% of the total shares granted. The number of options granted was subjective based upon the CEO's ability to impact the Company's performance as well as individual performance and future potential.

The Board of Directors, as a whole, and the Board's Executive Committee and Stock Option Committee, as appropriate, continually review the executive compensation policies in regards to Section 162(m) of the Internal Revenue Code of 1986 as Amended pertaining to the Company's $1,000,000 deductibility limitation for applicable compensation paid to named executive officers. In 1997, the deductibility of the Company's executive compensation was not affected by the limitation under
Section 162(m).

      EXECUTIVE COMMITTEE               STOCK OPTION COMMITTEE

      R. S. Boreham, Jr., Chairman      Willis J. Wheat, Chairman
      John A. McFarland                 Robert J. Messey
      R. L. Qualls                      Robert L. Proost

                       Performance Graph
       Comparison of Five-Year Cumulative Total Return


 Compound Annual Growth Rate
------------------------------
Baldor          $258     20.8%
DJ EE           $222     17.3%
S&P 500         $252     20.3%
S&P EE          $332     27.1%



                 12/92   12/93   12/94   12/95   12/96   12/97
                 -----   -----   -----   -----   -----   -----
Baldor            $100    $132    $152    $173    $216    $258
DJ EE             $100    $109    $113    $148    $181    $222
S&P 500           $100    $110    $112    $153    $189    $252
S&P EE            $100    $121    $122    $171    $235    $332

Assumes $100 invested at year-end 1992 in Baldor Electric
Company, the Dow Jones Electrical Components & Equipment Group
Index, the S&P 500 Index, and the S&P Electrical Equipment
Composite Index


The Dow Jones Electrical Components & Equipment Group Index (DJ
EE) and the S&P Electrical Equipment Composite Index (S&P EE) are both measures of the electrical equipment industry and contain peer companies of Baldor; however, the Dow Jones Electrical Components & Equipment Group Index has more participants which relate to Baldor's specific product industry. For a more relevant comparison, data from both of these indices is included on the above graph.

                        PROPOSAL 2:
   TO AMEND THE RESTATED ARTICLES OF INCORPORATION TO
     INCREASE THE NUMBER OF SHARES OF COMMON STOCK,
                PAR VALUE $0.10 PER SHARE,
          FROM 50,000,000 TO 150,000,000 SHARES

The Board of Directors of the Company has unanimously adopted resolutions setting forth an amendment to Article Three of the Company's Restated Articles of Incorporation, to increase the number of shares of Common Stock, $0.10 per share par value, which the Company is authorized to issue from 50,000,000 to 150,000,000 shares, and has directed that this proposal be submitted to the vote of the shareholders at the Annual Meeting of Shareholders. This proposed amendment will not change the number of authorized shares of Preferred Stock (no shares of which are outstanding). To be adopted, this proposal must receive the affirmative vote of the holders of at least a majority of the Company's issued and outstanding Common Stock.

In December 1997, the Company issued 8,999,078 shares of Common Stock in a four-for-three stock split effected in the form of a 33% stock dividend. At March 18, 1998, there were
4,806,587 shares of Common Stock reserved for issuance pursuant to stock option plans of the Company, and 42,935,436 (86%) of the Company's authorized number of shares of Common Stock were issued and outstanding or reserved for issuance, leaving the Company 7,064,564 shares of Common Stock currently authorized for issuance.

The Company's Board of Directors approved a Shareholder Rights Plan in 1988. The purpose of the Shareholder Rights Plan was and is to protect all Baldor shareholders from any unfair takeover attempt. An unfair takeover attempt could be both costly and time-consuming to defend. Along with having shares available for the Shareholder Rights Plan, the proposed increase in authorized shares would also provide the necessary flexibility for other transactions the Company might take for proper corporate purposes, including but not limited to those relating to stock splits, stock dividends, Common Stock rights or warrants, employee benefit plans, financing programs, or acquisitions. The issuance of additional shares under certain of these transactions could possibly be used to make a change in control of the Company more difficult through dilution. The Board of Directors is not aware of any present effort to obtain control of the Company.

The additional shares for which authorization is sought would be identical with the shares of Common Stock now authorized and outstanding, and the amendment would not affect the terms or the rights of the holders of those shares. The Company's Common Stock has no conversion, preemptive, or subscription rights and is not redeemable. No further action or authorization by the shareholders would be necessary prior to the issuance of the additional shares unless it is required for a particular transaction by applicable law, regulatory agency, or rules of any stock exchange on which the Company's Common Stock may then be listed.

The Company has no present intentions to issue additional equity capital; however, the Board of Directors of the Company believes it is in the best interests of the Company and its shareholders to increase the number of authorized but unissued shares of its Common Stock at this time. This increase will provide a reserve of shares of Common Stock available for issuance upon authorization by the Board for any general corporate purpose without the necessity of soliciting further shareholder approval unless required by law, the Company's Restated Articles of Incorporation, or the rules of any stock exchange upon which the stock may be listed.

          Your Board of Directors recommends a vote
                    "FOR" this proposal 2.

                         PROPOSAL 3:
      TO CONSIDER AND ACT UPON A PROPOSAL TO AMEND THE
                   BALDOR ELECTRIC COMPANY
                  1994 INCENTIVE STOCK PLAN

The 1994 Plan was adopted by the Board of Directors of the Company on February 7, 1994, and was effective on that date subject to the subsequent approval by the Company's shareholders on May 7, 1994. The 1994 Plan was amended by the Company's shareholders on May 2, 1997, broadening the definition of eligible employees to include all employees.

Proposed Amendment ... Proposal 3 requests approval to amend the 1994 Plan to increase the number of shares of the Company's
Common Stock authorized for issuance pursuant to awards made thereunder from 2,000,000 to 4,000,000; and

General ... The purpose of the 1994 Plan, as originally approved by the Company's Board and its shareholders, was to aid in maintaining and developing strong management capable of assuring the future success of the Company. The Board and the Company's shareholders subsequently concluded that it would be in the best interest of the Company if all employees were allowed the opportunity to be awarded a proprietary interest in the Company on a favorable basis and, thereby, to have the ability to share in its prosperity. The Board continues to believe in this original purpose and the philosophy behind employee ownership; therefore, to continue to aid in maintaining and developing strong management capable of assuring the future success of the Company, the Board recommends to the Company's shareholders that they approve an increase in the number of shares reserved under the 1994 Plan.

Benefits ... Four types of benefits may be granted under the 1994 Plan: Stock Options, Restricted Shares, Stock Appreciation Rights, and Formula Price Shares. The Administrator may, unless otherwise restricted by the 1994 Plan, make the award of any benefit subject to any provisions including exercises prices, expiration dates, and other material conditions as it deems appropriate. It is anticipated that the Administrator may award any of these benefits to those officers and employees it designates. In view of the discretionary authority vested in the Administrator, it is impossible to estimate the number of shares or other benefits that may be granted or awarded to any individual or group of individuals over the life of the 1994 Plan. The Administrator has never awarded Restricted Stock, Stock Appreciation Rights, or Formula Price Shares. The consideration to be received may, at the discretion of the Administrator, consist of cash, previously owned shares of Common Stock having a market value at the date of exercise equal to the exercise price, or the surrender of options having an exercise price sufficient to pay the exercise price.

Amendment and Termination ... The Board of Directors may terminate or amend the 1994 Plan at any time or from time to time without shareholder approval, including amendments that enlarge the type and value of benefits available under the 1994 Plan. However, the Board of Directors, may not, without shareholder approval, increase the maximum number of shares that may be issued under the 1994 Plan (except for appropriate adjustments as described below), and may not make amendments required to be approved by shareholders pursuant to certain laws, regulations, or rules, including federal income tax laws. If any change is made in the shares of Common Stock of the Company by reason of any merger, consolidation, reorganization, recapitalization, stock dividend, split up, combination of shares, exchange of shares, change in corporate structure or otherwise, the Administrator shall make appropriate adjustments in the number of shares authorized and in the number of shares and exercise price of shares subject to outstanding options.

Federal Tax Consequences ... A discussion of the federal income tax consequences arising from currently used awards of stock options to the Company and to a recipient is set forth below.

A Participant will not realize any income, nor will the Company be entitled to a deduction at the time an Incentive Stock Option is granted. The following tax results will occur with respect to an Incentive Stock Option, provided that certain conditions described below are met: (a) the Participant will not recognize any income at the time of exercise of his Incentive Stock Option; (b) the amount by which the fair market value (determined without regard to short swing profit restrictions) of the shares at the time of exercise exceeds the exercise price is an item of tax preference subject to the alternative minimum tax on individuals; and (c) the difference between the exercise price and the amount realized upon sale of the shares of the Participant will be treated as long-term capital gain or loss. For these tax results to occur, a Participant may not dispose of the shares of Common Stock acquired on the exercise of an Incentive Stock Option within one (1) year after the transfer of such shares to him or within two (2) years from the date the Incentive Stock Option was granted to him, whichever is later. In addition, the Participant must be an employee of the Company or its subsidiaries at all times during the period beginning on the date of the grant of an Incentive Stock Option through the day that is three (3) months before the date of exercise of the Incentive Stock Option. The Company will not be entitled to a deduction upon the exercise of an Incentive Stock Option.

A participant will not realize any income at the time a Non-
Qualified Stock Option is granted, nor will the Company be entitled to a deduction at that time. Upon exercise of a Non-
Qualified Stock Option, the participant will recognize ordinary income in the case of an exercise of a Non-Qualified Stock Option in an amount equal to the difference between the option price and the fair market value of the shares at the time of exercise to which the Non-Qualified Stock Option pertains. The Company is generally entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the participant.

Status of the 1994 Plan ... The maximum number of shares which can be issued under the 1994 Plan is 2,000,000 (subject to adjustments in certain events) and such shares may be treasury shares or authorized and unissued shares. This maximum number of shares has been appropriately adjusted for stock splits occurring in September 1995 and December 1997. As of March 18, 1998, options to purchase 1,659,814 shares of Common Stock have been awarded under the 1994 Plan at exercise prices ranging from $6.78 per share to $23.72 per share and expiring between January 3, 2005, and March 1, 2008, and approximately 3,500 employees are eligible to participate in the 1994 Plan.

The last reported sale price of the Company's Common Stock on the New York Stock Exchange on March 18, 1998, was
$26.69.


            Your Board of Directors recommends a vote
                      "FOR" this Proposal 3.

                    SHAREHOLDER PROPOSALS

Any shareholder proposals intended to be presented at the 1999
Annual Meeting must be received by the Company at its principal executive offices no later than November 27, 1998, in order to be considered for inclusion in the proxy materials.



                    INDEPENDENT AUDITORS

The Company is presently utilizing the services of Ernst & Young LLP, which has been the Company's independent auditors since 1972. The Audit Committee and the Board of Directors will consider the reappointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 2, 1999, at the Company's next regular Board of Directors meeting in May. The Company has no reason to believe that Ernst & Young LLP will not be reappointed.
Representatives of Ernst & Young LLP will be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.




                      OTHER MATTERS

The Board of Directors knows of no other matters to be presented for consideration at the meeting by the Board of Directors or by shareholders who have requested inclusion of proposals in the Proxy Statement. If any other matter shall properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their judgment.



March 27, 1998

(FRONT OF PROXY CARD)

                   BALDOR ELECTRIC COMPANY

       Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders on May 2, 1998

The undersigned hereby appoints R. S. Boreham, Jr. and R. L. Qualls, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Shareholders of Baldor Electric Company, to be held at the Holiday Inn, 700 Rogers Avenue, Fort Smith, Arkansas, on Saturday, May 2, 1998, at 10:30 a.m. local time, and all adjournments thereof, and there to vote, as indicated on the reverse side of this card, the shares of Common Stock of Baldor Electric Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

In their discretion, the proxies are authorized to cumulate and vote the shares of the undersigned for any nominee other than nominees with respect to whom authority to vote has been withheld, and to vote upon such other business as may properly come before the meeting and all adjournments thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

                   If no direction is made,
                   this proxy will be voted
    FOR the election directors and FOR proposals 2 and 3.

          PLEASE VOTE, DATE, AND SIGN ON REVERSE AND
           RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. When signing as Attorney, Executor, Trustee, Guardian, or Officer of a Corporation, please give title as such. For joint accounts, all named holders should sign. If you receive more than one proxy, please sign all cards and return in the accompanying postage-paid envelopes.

HAS YOUR ADDRESS CHANGED?
_________________________________________________
_________________________________________________
_________________________________________________

DO YOU HAVE ANY COMMENTS?
_________________________________________________
_________________________________________________
_________________________________________________

(BACK OF PROXY CARD)

[ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

         ---------------------------------------------------
                       BALDOR ELECTRIC COMPANY
         ---------------------------------------------------
                            COMMON STOCK

RECORD DATE SHARES:

NAME
ADDRESS
CITY STATE ZIP

Please be sure to sign and date this Proxy.

Date _______________________
Shareholder sign here _________________________________________
Co-owner sign here _______________________________________

      THE BOARD OF DIRECTORS RECOMMENDS VOTES "FOR":

      1.  Election of Directors

          [   ]  For       [   ]  Withhold         [   ]  For All Except

                                                   Fred C. Ballman
                                                   R. S. Boreham, Jr.
                                                   R. L. Qualls

          To withhold authority to vote for any nominee listed above, mark the "For All Except" box and write the name(s) of the nominee(s) from whom you wish to withhold authority to vote in the space provided below.
          __________________________________________________________


      2. Approval of the Amendment to the Restated Articles of Incorporation, as amended.

          [   ]  For       [   ]  Against          [   ]  Abstain

      3.  Approval of the Amendment to the Baldor Electric
          Company 1994 Incentive Stock Plan.

          [   ]  For       [   ]  Against          [   ]  Abstain

Mark box at right if an address change or comment has been
noted on the reverse side of this card.  [   ]

DETACH CARD                               DETACH CARD

(FRONT OF DIRECTION CARD)

                   BALDOR ELECTRIC COMPANY

         Annual Meeting of Shareholders on May 2, 1998

The undersigned, a participant in the Baldor Electric Company Profit Sharing and Savings Plan (the "Plan") hereby directs Wachovia Bank of North Carolina, N.A., as Trustee (the "Trustee") of the Plan Trust (the "Trust"), at the Annual Meeting of Shareholders of Baldor Electric Company, to be held at the Holiday Inn, 700 Rogers Avenue, Fort Smith, Arkansas, on Saturday, May 2, 1998, at 10:30 a.m. local time, and all adjournments thereof, to vote, as indicated on the reverse side of this direction card, the shares of Common Stock of Baldor Electric Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

As Trustee, you are authorized to cumulate and vote the shares of the undersigned for any nominee other than nominees with respect to whom authority to vote has been withheld, and to vote upon such other business as may properly come before the meeting and all adjournments thereof. This direction card, when properly executed, will be voted in the manner directed herein by the undersigned participant.

                    If no direction is made,
             voting will be controlled by the terms
                   of the Plan and the Trust.

           PLEASE VOTE, DATE, AND SIGN ON REVERSE AND
            RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. When signing as Attorney, Executor, Trustee, Guardian, or Officer of a Corporation, please give title as such. For joint accounts, all named holders should sign. If you receive more than one direction card, please sign all cards and return in the accompanying postage-paid envelopes.

HAS YOUR ADDRESS CHANGED?
_________________________________________________
_________________________________________________
_________________________________________________

DO YOU HAVE ANY COMMENTS?
_________________________________________________
_________________________________________________
_________________________________________________

(BACK OF DIRECTION CARD)

[ X ]  PLEASE MARK VOTES AS IN THIS EXAMPLE

       -------------------------------------------------------------
                         BALDOR ELECTRIC COMPANY
       -------------------------------------------------------------
                      PROFIT SHARING AND SAVINGS PLAN

RECORD DATE SHARES:

NAME
ADDRESS
CITY STATE ZIP

Please be sure to sign and date this Direction Card.

Date _______________________
Participant sign here ________________________________

      THE BOARD OF DIRECTORS RECOMMENDS VOTES "FOR":

      1.  Election of Directors

          [   ]  For       [   ]  Withhold         [   ]  For All Except

                                                   Fred C. Ballman
                                                   R. S. Boreham, Jr.
                                                   R. L. Qualls

          To withhold authority to vote for any nominee listed above, mark the "For All Except" box and write the name(s) of the nominee(s) from whom you wish to withhold authority to vote in the space provided below.
          __________________________________________________________


      2. Approval of the Amendment to the Restated Articles of Incorporation, as amended.

          [   ]  For       [   ]  Against           [   ]  Abstain

      3.  Approval of the Amendment to the Baldor Electric
          Company 1994 Incentive Stock Plan.

          [   ]  For       [   ]  Against           [   ]  Abstain

Mark box at right if an address change or comment has been
noted on the reverse side of this card.  [   ]

DETACH CARD                                         DETACH CARD